SEPARATION AGREEMENT
AND GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (the “Agreement”) is entered into by and between Christopher Crowell (“Executive”) and Extreme Networks, Inc. (the “Company”). This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to aamadia@extremenetworks.com) prior to that date.
FACTUAL RECITALS
This Agreement is entered into with respect to the following facts:
A.    Executive was employed by the Company as its Chief Operating Officer;
B.    Executive’s employment with the Company was separated effective May 6, 2014 (the “Separation Date”); and
C.    It is the Company's desire to provide Executive with certain separation benefits due to his separation from the Company, and to resolve any claims that Executive has or may have against the Company.
Accordingly, Executive and the Company now agree as set forth below.
AGREEMENT
1.    Separation from Employment, Positions, and Offices. Executive hereby confirms the cessation of his employment with the Company, and from all positions and offices that he held with the Company effective as of the Separation Date. Through and including the Separation Date, Executive will assist Company in duties as reasonably requested by Company including but not limited to transition assistance and Company will continue to verify and confirm Executive's employment with the Company. At any time before and after the Separation Date, Executive will sign any documents reasonably required to be signed while he remains in the capacity of a Director or Officer of a foreign subsidiary including but not limited to consents associated with the legal entity consolidation as well as documents confirming Executive’s resignation as a Director or Officer of a foreign subsidiary.
2.    Acknowledgment of Payment/Receipt of All Wages and Benefits. Except wages to be paid from the date of this Agreement through and including the Separation Date and payment of expense reimbursements owed to Executive and incurred through the Separation Date, Executive acknowledges that he has been paid in full all wages (including, but not limited to, base salary, commissions, and accrued, unused paid time off), and has received all benefits, that Executive earned during his employment with the Company. Executive understands and agrees that he is not entitled to, and shall not receive, any further compensation or benefits from the Company except as set forth below in Section 3 herein.

3.    Severance Consideration. Subject to Executive's execution of this Agreement (without revocation during the eight-day revocation period described below) and compliance with the terms of this Agreement: (a) the Company shall provide Executive with a lump sum payment, which amount represents twelve (12) months’ current base salary, equal to $450,000, less applicable withholding, by no later than ten (10) days after the Effective Date of this Agreement; (b) the Company shall provide Executive with an additional lump sum payment of $223,900, which amount represents the pro rata portion of Executive’s target bonus through the Separation Date, less applicable withholding, by no later than ten (10) days after the Effective Date of this Agreement; (c) Executive shall be entitled to acceleration of twelve (12) months of vesting of any currently outstanding equity awards, other than any performance option, if any, to the extent it was not performance earned prior to the Separation Date; and (d) the Company shall make twelve (12) months of COBRA payments on behalf of Executive should Executive elect to extend COBRA for this period for Executive’s enrolled participants as of the date of Separation.
4.    General Release of Claims. As consideration for the severance amount described in Section 3 herein, Executive and his successors release the Company, its parents and subsidiaries, and each of those entities' respective current and former shareholders, investors, directors, officers, employees, agents, accountants, attorneys, tax advisors, insurers, legal successors and assigns, of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims for breach of express or implied contract, wrongful termination, constructive discharge, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, pregnancy, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, or any other applicable law. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement. This release of claims shall not affect Executive's existing indemnity rights from the Company (whether pursuant to contract or statute, including, but not limited to, his indemnity rights pursuant to California Labor Code section 2802), which rights shall remain in full force and effect. In addition, the above release of claims, is not intended to apply to or impact any continuing obligations the Company may have related to Executive's 401(k). As consideration for the Executive’s release under this Separation Agreement, the Company and its subsidiaries and its and their successors release Executive, of and from any and all claims, actions and causes of action, whether now known or unknown, which the Company now has, or at any other time had, or shall or may have against Executive based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which the Company signs this Agreement. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement. As of the date of this Separation Agreement, neither Executive nor the Company has knowledge of any claim against the other party.

5.    Civil Code Section 1542 Waiver. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.
6.    Agreement Not To Assist With Other Claims. Executive agrees that he shall not, at any time in the future, encourage any current or former Company employee, or any other person or entity, to file any legal or administrative claim of any type or nature against the Company or any of its officers or employees. Executive further agrees that he shall not, at any time in the future, knowingly assist in any manner any current or former Company employee, or any other person or entity, in the pursuit or prosecution of any legal or administrative claim of any type or nature against the Company or any of its officers or employees. This Section shall not apply to the Executive's participation in any legal or administrative proceeding pursuant to a duly-issued subpoena or other compulsory legal process.
7.    Prior Agreement and Return of Company Property. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions, and/or confidentiality agreements between the Company and Executive, a copy of each having been provided to Executive at his request. The parties acknowledge that they are unable to locate a signed copy of the Company’s employee innovations and proprietary rights assignment agreement (“EIPRA Agreement”) that both parties believe was signed or should have been signed by Executive at the time of his offer of employment. By signing this Agreement, Executive and Company agree that the parties have been in compliance with the terms of the EIPRA Agreement, a copy of which is attached hereto as Exhibit A and is incorporated by reference herein, throughout Executive’s employment with the Company, and Executive agrees to be bound by the terms of the EIPRA Agreement, including but not limited to all of post-separation obligations; provided, however, that Section 9 herein shall govern Executive’s post-separation non-solicitation obligations to the extent there is any inconsistency between the terms of section 9 and the non-solicitation provisions set forth in the EIPRA Agreement. To the extent that he has not already done so, by the Separation Date, Executive will promptly return to the Company, in good working condition, all Company property and equipment that is in Executive's possession or control, including, but not limited to, any PDAs, files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of his employment with the Company.
8.    Non-Disparagement. Executive agrees that he will not make any untruthful or disparaging statements about the Company, or any of its services, products, officers, directors, employees or channel partners except to the extent that such statements are made in response to a duly-issued subpoena or other compulsory legal process. Company agrees that it will not make any untruthful or disparaging statements concerning Executive and shall use reasonable efforts to cause the Executive Staff to not make any untruthful or disparaging statements about Executive or his performance as an executive of the Company, except to the extent that such statements are made in response to a duly-issued subpoena or other compulsory legal process. As part of its reasonable efforts, Company agrees that it will instruct the Executive Staff of the Company not to make any untruthful or disparaging statements concerning Executive and/or his performance as an executive of the Company and inform the Executive Staff that Executive is under similar obligations to the Company regarding its services, products, officers, directors, employees or channel partners. For purposes of this Section 8, “Executive Staff” shall be defined as Charles W. Berger and his direct reports not including his administrative assistant.
9.    Non-Solicitation. Executive agrees that for a period of one year following the Separation Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.
10.    Section 409A Compliance. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.
11.    Stock Options. Except for the acceleration of vesting as set forth in Section 3 herein, vesting of Executive’s option shares and restricted stock shall cease effective the Separation Date. Executive's rights with respect to the exercise the vested options and shares shall continue to be governed by and subject to the terms and conditions of the Enterasys Networks 2013 Equity Incentive Plan assumed by Extreme Networks, Inc. or any other applicable equity plans/agreements.
12.    Governing Law. This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.
13.    Severability. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, assigns, heirs and personal representatives.
14.    Dispute Resolution. In the event of any disputes or claims between the parties, including, but not limited to, any claims that are based upon or arise out of this Agreement or any alleged breach of this Agreement, the parties agree that all such disputes or claims shall be resolved by binding arbitration in the manner described in Executive’s Offer Letter dated November 1, 2013 (the “Employment Agreement”), a copy of which will be provided to Executive at his request.
15.    Entire Agreement and Modification. This Agreement, along with any agreements described herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations and agreements between the parties, whether written or oral, including the Employment Agreement), which agreements are hereby terminated and of no further legal force or effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.
EXECUTIVE ACKNOWLEDGES THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN SECTIONS 4 AND 5) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 8 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 8-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE SEVERANCE AMOUNT DESCRIBED IN SECTION 3.

AGREED: Date:	May 21, 2014		/s/ Christopher Crowell
Christopher Crowell
Date:	May 21, 2014		EXTREME NETWORKS, INC.
		By:	/s/ Allison Amadia
		Name:	Allison Amadia
		Title:	Vice President, General Counsel and Corporate Secretary

Exhibit A
EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS
ASSIGNMENT AGREEMENT

This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time I was initially employed by Extreme Networks, Inc. (the "Company"). In return for my new or continued employment by the Company and other good and valuable consideration, the receipt and sufficiency of which I hereby acknowledge, I acknowledge and agree that:

1.    Duties; At‑Will Employment; No Conflict. I will perform for the Company such duties as may be designated from time to time. I agree that my employment with the Company is for no specified term, and may be terminated by the Company at any time, with or without cause, and with or without notice. Similarly, I may terminate my employment with the Company at any time, with or without cause, and with or without notice. During my period of employment by the Company, I will devote my best efforts to the interests of the Company and will not engage in other employment or in any activities determined by the Company to be detrimental to the best interests of the Company without the prior written consent of the Company.

2.    Prior Work. All previous work done by me for Company relating in any way to the conception, reduction to practice, creation, derivation, design, development, manufacture, sale or support of products or services for Company is the property of Company, and I hereby assign to Company all of my right, title and interest in and to such previous work.

3.    Proprietary Information. My employment creates a relationship of confidence and trust between Company and me with respect to any information:

(a)    Applicable to the business of Company; or

(b)    Applicable to the business of any client or customer of Company which may be made known to me by Company or by any client or customer of Company, or learned by me in such context during the period of my employment.

All such information has commercial value in the business in which Company is engaged and is hereinafter called "Proprietary Information." By way of illustration, but not limitation, Proprietary Information includes any and all technical and non‑technical information including patent, copyright, trade secret, and proprietary information, techniques, sketches, drawings, models, inventions, know‑how, processes, apparatus, equipment, algorithms, software programs, software source documents, and formulae related to the current, future and proposed products and services of Company, and includes, without limitation, respective information concerning research, experimental work, development, design details and specifications, engineering, financial information, procurement requirements, purchasing manufacturing, customer lists, business forecasts, sales and merchandising and marketing plans and information. "Proprietary Information" also includes proprietary or confidential information of any third party who may disclose such information to Company or to me in the course of Company's business.

4.    Ownership and Nondisclosure of Proprietary Information. All Proprietary Information is the sole property of Company, Company’s assigns, and Company’s customers, and Company, Company’s assigns and Company’s customers shall be the sole and exclusive owner of all patents, copyrights, mask works, trade secrets and other rights in the Proprietary Information. I hereby do and will assign to Company all rights, title and interest I may have or acquire in the Proprietary Information. At all times, both during my employment by Company and after termination of such employment, I will keep in confidence and trust all Proprietary Information, and I will not use or disclose any Proprietary Information or anything directly relating to Proprietary Information without the written consent of Company, except as may be necessary in the ordinary course of performing my duties as an employee of Company.

5.    Ownership and Return of Materials. All materials (including, without limitation, documents, drawings, models, apparatus, sketches, designs, lists, and all other tangible media of expression) furnished to me by Company shall remain the property of Company. Upon termination of my employment, or at any time on the request of Company before termination, I will promptly (but no later than five (5) days after the earlier of my employment’s termination or Company’s request) destroy or deliver to Company, at Company’s option, (a) all materials furnished to me by Company, (b) all tangible media of expression which are in my possession and which incorporate any Proprietary Information or otherwise relate to Company’s business, and (c) written certification of my compliance with my obligations under this sentence.

6.    Innovations. As used in this Agreement, the term "Innovations" means all processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and all other subject matter protectable under patent, copyright, moral right, mask work, trademark, trade secret or other laws, and includes without limitation all new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software, and designs. “Innovations” includes “Inventions,” which is defined to mean any inventions protected under patent laws.

7.    Disclosure of Prior Innovations. I have identified on Exhibit A ("Prior Innovations") attached hereto all Innovations, applicable to the business of Company or relating in any way to Company's business or demonstrably anticipated research and development or business, which were conceived, reduced to practice, created, derived, developed, or made by me prior to my employment with Company (collectively, the "Prior Innovations"), and I represent that such list is complete. I represent that I have no rights in any such Innovations other than those Prior Innovations specified in Exhibit A ("Prior Innovations"). If there is no such list on Exhibit A ("Prior Innovations"), I represent that I have neither conceived, reduced to practice, created, derived, developed nor made any such Prior Innovations at the time of signing this Agreement.

8.    Assignment of Innovations; License of Prior Innovations. I hereby agree promptly to disclose and describe to Company, and I hereby do and will assign to Company or Company’s designee my entire right, title, and interest in and to, (a) each of the Innovations (including Inventions), and any associated intellectual property rights, which I may solely or jointly conceive, reduce to practice, create, derive, develop or make during the period of my employment with Company, which either (i) relate, at the time of conception, reduction to practice, creation, derivation, development, or making of such Innovation, to Company's business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of Company's time or with the use of any of Company's equipment, supplies, facilities or trade secret information, or (iii) resulted from any work I performed for Company, and (b) each of the Innovations which is not an Invention (as demonstrated by me by evidence meeting the clear and convincing standard of proof), and any associated intellectual property rights, which I may solely or jointly conceive, develop, reduce to practice, create, derive, develop, or make during the period of my employment with Company, which are applicable to the business of Company (collectively, the Innovations identified in clauses (a) and (b) are hereinafter the "Company Innovations"). To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by me to Company, I hereby grant to Company an exclusive, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice such non-assignable rights, title and interest. To the extent any of the rights, title and interest in and to Company Innovations can be neither assigned nor licensed by me to Company, I hereby irrevocably waive and agree never to assert such non-assignable and non-licensable rights, title and interest against Company or any of Company’s successors in interest to such non-assignable and non-licensable rights. I hereby grant to Company or Company’s designees a royalty free, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to practice all applicable patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to any Prior Innovations which I incorporate, or permit to be incorporated, in any Company Innovations. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, any Prior Innovations in any Company Innovations without Company's prior written consent.

9.    Future Innovations. I recognize that Innovations or Proprietary Information relating to my activities while working for Company and conceived, reduced to practice, created, derived, developed, or made by me, alone or with others, within one (1) year after termination of my employment may have been conceived, reduced to practice, created, derived, developed, or made, as applicable, in significant part while employed by Company. Accordingly, I agree that such Innovations and Proprietary Information shall be presumed to have been conceived, reduced to practice, created, derived, developed, or made, as applicable, during my employment with Company and are to be promptly assigned to Company unless and until I have established the contrary by written evidence satisfying the clear and convincing standard of proof.

10.    Cooperation in Perfecting Rights to Proprietary Information and Innovations.

(a)    I agree to perform, during and after my employment, all acts deemed necessary or desirable by Company to permit and assist Company, at Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Proprietary Information and Innovations assigned or licensed to, or whose rights are irrevocably waived and shall not be asserted against, Company under this Agreement. Such acts may include, but are not limited to, execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Proprietary Information or Innovations.

(b)    In the event that Company is unable for any reason to secure my signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Proprietary Information (including improvements thereof) or any Innovations (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations thereof), I hereby irrevocably designate and appoint Company and Company’s duly authorized officers and agents as my agents and attorneys‑in‑fact to act for and on my behalf and instead of me, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Proprietary Information, or Innovations, all with the same legal force and effect as if executed by me.

11.    No Violation of Rights of Third Parties. My performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior to my employment with Company, and I will not disclose to Company, or induce Company to use, any confidential or proprietary information or material belonging to any previous employer or others. I am not a party to any other agreement which will interfere with my full compliance with this Agreement. I agree not to enter into any agreement, whether written or oral, in conflict with the provisions of this Agreement.

12.    Survival. This Agreement (a) shall survive my employment by Company; (b) does not in any way restrict my right or the right of Company to terminate my employment at any time, for any reason or for no reason; (c) inures to the benefit of successors and assigns of Company; and (d) is binding upon my heirs and legal representatives.

13.    Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable invention under the provisions of Section 2870 of the California Labor Code. I acknowledge that a condition for an Invention to qualify fully as a non-assignable invention under the provisions of Section 2870 of the California Labor Code is that the invention must be protected under patent laws. I have reviewed the notification in Exhibit B ("Limited Exclusion Notification") and agree that my signature acknowledges receipt of the notification. However, I agree to disclose promptly in writing to Company all Innovations (including Inventions) conceived, reduced to practice, created, derived, developed, or made by me during the term of my employment and for one (1) year thereafter, whether or not I believe such Innovations are subject to this Agreement, to permit a determination by Company as to whether or not the Innovations should be the property of Company. Any such information will be received in confidence by Company.

14.    No Solicitation. During the term of my employment with Company and for a period of two (2) years thereafter, I will not solicit, encourage, or cause others to solicit or encourage any employees of Company to terminate their employment with Company.

15.    Injunctive Relief. A breach of any of the promises or agreements contained herein will result in irreparable and continuing damage to Company for which there will be no adequate remedy at law, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate).

16.    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when delivered personally; (b) by overnight courier, upon written verification of receipt; (c) by telecopy or facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to me shall be sent to any address in Company's records or such other address as I may specify in writing. Notices to Company shall be sent to Company's Human Resources Department or to such other address as Company may specify in writing.

17.    Governing Law. This Agreement shall be governed in all respects by the laws of the United States of America and by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in California, such personal jurisdiction shall be nonexclusive.

18.    Severability. If any provision of this Agreement is held by a court of law to be illegal, invalid or unenforceable, (i) that provision shall be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

19.    Waiver; Amendment; Modification. The waiver by Company of a term or provision of this Agreement, or of a breach of any provision of this Agreement by me, shall not be effective unless such waiver is in writing signed by Company. No waiver by Company of, or consent by Company to, a breach by me, will constitute a waiver of, consent to or excuse of any other or subsequent breach by me. This Agreement may be amended or modified only with the written consent of both me and Company. No oral waiver, amendment or modification shall be effective under any circumstances whatsoever.

20.    Entire Agreement. This Agreement represents my entire understanding with Company with respect to the subject matter of this Agreement and supersedes all previous understandings, written or oral.

I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

"COMPANY"		EMPLOYEE:
Extreme Networks, Inc.

By:	By:

Title:	Printed Name:

Dated:	Dated: